May 10, 2002




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 10, 2002 of Rentrak Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP

cc: Mr.Mark Thoenes
    Chief Financial Officer
    Rentrak Corporation